Exhibit 4.97

Drillship Hydra Owners Inc. & Drillship Paros Owners Inc.

(as joint and several borrowers)

c/o Dryships Inc.

80. Kifissias Avenue

151 25 Amaroussion, Greece

Fax no: +30 210 809 0585

Ziad Nakhleh

DVB Bank S.E.

Haakon VII’s gate 1

Postbox 1999 Vika

0125 Oslo, Norway

Sjur Agdestein and Philip Frøyland

Offshore Drilling Group
Phone: +47 23 01 22 03
Fax: +47 23 01 22 63
Sjur Agdestein@dvbbank.com
Philip.Froyland@dvbbank.com

16th of April, 2010

Re: Loan Agreement dated 10 September 2007, as amended by a First Supplemental Agreement dated 10 January 2008 and as further amended by a Second Supplemental Agreement dated 23 January 2009, made between (1) Drillship Hydra Owners Inc. and Drillship Paros Owners Inc. as joint and several borrowers, (2) the banks listed in schedule 1 thereto as lenders, (3) the banks listed in schedule 1 thereto as arrangers and (4) DVB Bank SE (formerly known as DVB Bank AG (“DVB”) as agent, underwriter and security agent, in respect of a loan facility of up to US$230,000,000, (the “Loan Agreement”).

Dear Sirs,

With reference to our recent correspondence regarding the above mentioned Loan Agreement, we herewith confirm that we as Lenders, subject to points 1 – 6 below and your formal acceptance of same through signing this letter, approve to waive the following covenants from today until the 15th of June 2010:

(i)	The finalized business plan for the Vessels employment (clause 12.1.3) and

(ii)	The USD 200 m Minimum Net Fair Market Value threshold for nine Collateral Vessels (clause 10.11)

Terms & conditions of waiver:

1.	Dryships Inc. (or designated subsidiary) to place a Cash Deposit of minimum USD 105 milt on an account nominated and pledged to lenders from Monday 19th of April until Tuesday June 15th 2010. (Such Cash Deposit to be evidenced prior to distribution of the attached letter.) Details of the account have been provided to you directly from Nord LB.

2.	In case Dryships Inc. (or designated subsidiary) issues a high yield bond, Dryships Inc. shall ensure that the respective party whom issues the high yield bond undertakes to provide the funds from the high yield bond issue with first priority for full repayment of the USD 230 mill facility.

3.	In the event that Dryships Inc. (or designated subsidiary), whichever will issue the high yield bond, will not be able to close the high yield bond transaction and the USD 230 mill facility has not been prepaid within the waiver period ending 15th June 2010, the waived covenants will remain in full force and effect again and any incurring potential Event of Default shall be cured on short notice in accordance with the Loan Agreement.

DVB Bank SE Nordic Branch

Strandgaten 18	Postbox 701 Sentrum	Phone +47 55 30 94 00	Norway	Enterprise no.:
5013 Bergen	5807 Bergen	Fax +47 55 30 94 50	www.dvbbank.com	993 205 699

4.	Dryships Inc. through signing this letter confirms that the USD 105 mill specified in point 1 (above) will not require a release prior to June 15th 2010 for any reason whatsoever.

5.

Dryships Inc. (or designated subsidiary), will pay to Lenders the equivalent of 100 bps interest in addition to any interest payments already made dating back to 1st of January 2010 and until 15th of April 2010 as was requested and agreed on the 8th of December 2009. (Such interest payment to be evidenced prior to our distribution of the attached letter). An invoice for the correct amount will follow subsequent to this letter.

6.	A waiver fee equivalent to USD 120,000 to be split between DVB Bank and Nord LB.

This waiver automatically expires on June 15th, 2010 whereupon all covenants as per the Loan Agreement (and as later amended / supplemented as the case might be) will be back in full force and effect.

	/s/ Sjur Agdestein	/s/ Philip Frøyland
Signed:	Sjur Agdestein	Philip Frøyland

Signed:	DRYS (authorized signatory 1)	DRYS (authorized signatory 2)

	/s/ PANKAJ KHANNA	/s/ ZIAD NAKHLEH
	PANKAJ KHANNA	ZIAD NAKHLEH
	COO	CFO

Attachment:	Compliance Confirmation Letter

DVB Bank SE Nordic Branch

Strandgaten 18	Postbox 701 Sentrum	Phone +47 55 30 94 00	Norway	Enterprise no.:
5013 Bergen	5807 Bergen	Fax +47 55 30 94 50	www.dvbbank.com	993 205 699

To whom it might concern:

From:	DVB Bank and Nord LB

Date:	16 April 2010

Re:	Compliance Confirmation Letter

We herewith in our capacity as Agent acting on behalf of the Lenders in the Loan Agreement dated 10 September 2007, as amended by a First Supplemental Agreement dated 10 January 2008 and as further amended by a Second Supplemental Agreement dated 23 January 2009, made between (1) Drillship Hydra Owners Inc. and Drillship Paros Owners Inc. as joint and several borrowers, (2) the banks listed in schedule 1 thereto as lenders, (3) the banks listed in schedule 1 thereto as arrangers and (4) DVB Bank SE (formerly known as DVB Bank AC (“DVB”) as agent, underwriter and security agent, in respect of a loan facility of up to US$230,000,000, (the “Loan Agreement”), herewith confirm that as of today Dryships Inc. (and defined Borrowing entities) are in full compliance with the Loan Agreement (as supplemented / addended from time during the duration of the loan).

This Compliance Confirmation is valid from today until June 15th, 2010.

Signed:

/s/ Sjur Agdestein	/s/ Philip Frøyland
Sjur Agdestein	Philip Frøyland
Managing Director	Vice President
DVB Bank SE	DVB Bank SE

DVB Bank SE Nordic Branch

Strandgaten 18	Postbox 701 Sentrum	Phone +47 55 30 94 00	Norway	Enterprise no.:
5013 Bergen	5807 Bergen	Fax +47 55 30 94 50	www.dvbbank.com	993 205 699